UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

February 12, 2015

Date of Report (Date of earliest event reported)

LENNAR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-11749	95-4337490
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Northwest 107th Avenue, Miami, Florida 33172

(Address of principal executive offices) (Zip Code)

(305) 559-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 12, 2015, each of Stuart Miller, Chief Executive Officer of Lennar Corporation (“Lennar”), and Richard Beckwitt, President of Lennar, entered into Time Sharing Agreements (the “Agreements”) with U.S. Home Corporation, a wholly-owned subsidiary of Lennar (the “Company”), relating to the use by Mr. Miller and Mr. Beckwitt of private aircraft, which are operated by the Company. The Agreements replace the Time Sharing Agreements that Mr. Miller and Mr. Beckwitt had previously entered into in August 2005 and January 2011, respectively.

The Agreements state that the Company may provide the aircraft and their flight crews to Mr. Miller and Mr. Beckwitt for non-business or personal business purposes. Under the Agreements, Mr. Miller and Mr. Beckwitt will pay to the Company, out of prepayment funds established by each of them in connection with the Agreements, the direct operating costs of each flight based on a list of expenses authorized by federal aviation regulations. The Company retains sole discretion to determine what flights may be scheduled, and the Company’s prior planned use of the aircraft will take precedence over Mr. Miller’s or Mr. Beckwitt’s non-business or personal business use.

On February 12, 2015, Lennar Aircraft I, LLC, of which Lennar is the sole member, entered into an amendment (the “Amendment”) to the Amended and Restated Aircraft Dry Lease Agreement (the “Lease Agreement”), dated as of December 1, 2008, between Lennar Aircraft I, LLC and the Company, to which Mr. Miller had been an additional party with the option to pay sums due from the Company. The Amendment removes Mr. Miller as a party to the Lease Agreement.

The description of the terms of the Agreements and the Amendment are qualified in their entirety by reference to the complete terms of the Agreements and the Amendment, which are filed as exhibits to this Report on Form 8-K.

Item 1.02 Termination of a Material Definitive Agreement.

The information set forth under Item 1.01 is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Document

10.19	Form of Aircraft Time Sharing Agreement, dated February 12, 2015, between U.S. Home Corporation and Lessee.

10.20	Amendment, dated February 12, 2015, to Amended and Restated Aircraft Dry Lease Agreement, dated December 1, 2008, among Lennar Aircraft I, LLC, U.S. Home Corporation and Stuart Miller.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 19, 2015	Lennar Corporation

	By:	/s/ Bruce Gross
	Name:	Bruce Gross
	Title:	Vice President and Chief Financial Officer